UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2015

Ampco-Pittsburgh Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Bell Avenue, Suite 301, Carnegie PA		15106
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (412) 456-4400

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

Effective December 17, 2015, the Board of Directors of Ampco-Pittsburgh Corporation (the “Corporation”) approved an amendment and restatement of the Amended and Restated By-laws of the Corporation (the “Amended and Restated By-laws”). The changes are intended to address what the Corporation believes are current best practices in corporate governance.

Revised Article I, Section 12 of the Amended and Restated By-laws updates the organization and procedure of shareholder meetings. Revised Article I, Section 12 specifies that the Chairman shall preside over each shareholder meeting. In the case of a vacancy in such office or absence of the Chairman, one of the following persons present, in the order stated, shall preside: any presiding officer designated by the Board of Directors pursuant to the By-laws, the Chief Executive Officer, the President, the vice presidents in their order of earliest election to office, or a person chosen by vote of the shareholders present.

Revised Article II, Section 18 of the Amended and Restated By-laws updates and modernizes, in a manner consistent with other comparable public companies, the procedures by which shareholders may propose candidates to stand for election as a director of the Corporation. Revised Article II, Section 18 adjusts the procedures shareholders must follow in order to propose candidates, including the information to be set forth in the notice, and adds an obligation to update and supplement the notice. These changes will provide the Corporation and its shareholders with enhanced prior notice of nominations, while ensuring that the nomination process is transparent.

Revised Article I, Section 2 of the Amended and Restated By-laws also updates and modernizes, in a manner consistent with other comparable public companies’ bylaws, the procedures by which shareholders must provide advance notice to the Corporation for business to be proposed by shareholders for consideration at the Corporation’s annual meeting (other than with respect to nominations of persons to stand for election as a director of the Corporation). Revised Article I, Section 2 adjusts the procedures shareholders must follow in order to propose business, including the information to be set forth in the notice and adds an obligation to update and supplement the notice. These changes will provide the Corporation and its shareholders with enhanced prior notice of shareholder proposals, while ensuring that the shareholder proposal process is transparent.

Revised Article I, Section 11 adds a provision requiring proxies to be filed with or transmitted to the Secretary or the Corporation’s designated agent.

The Amended and Restated By-laws also include several provisions relating to the Board of Directors. Revised Article II, Section 9 specifies in greater detail the timing of giving notice of special meetings of the Board of Directors. Revised Article II, Section 12 clarifies that the Board of Directors may elect a Chairman from among the members of the Board. Revised Article II, Section 21 provides that the Board of Directors may designate one or more Advisory Committees consisting of Directors Emeritus to provide consulting or advisory services to the Board of Directors. These changes will enhance the Corporation’s corporate governance principles.

The Amended and Restated By-laws revise the mechanism to indemnify directors, officers, and other persons. Revised Article V, Section 1 removes a limitation on mandatory indemnification of directors and officers. Revised Article V, Section 2 removes a limitation on mandatory advancement of expenses to directors and officers. Revised Article V, Section 8 adds a provision for contribution in the event that indemnification under Article V is unavailable.

A new Article XI was added to the Amended and Restated By-laws. Article XI provides that, unless the Corporation consents in writing otherwise, the state courts of the Commonwealth of Pennsylvania in and for Allegheny County or the federal courts of the Western District of Pennsylvania are the sole and exclusive forum for the resolution of certain specified disputes. This change will ensure the consistent consideration of issues, including the interpretation and application of Pennsylvania law, to the Corporation’s internal affairs. In addition, as the Corporation and its subsidiaries maintain operations worldwide, Article XI will reduce or eliminate the duplicative nature of multi-forum litigation and the associated costs and difficulties to which the Corporation could be subject.

The Amended and Restated By-laws also include a number of administrative, technical, and conforming changes. The foregoing summary is qualified in its entirety by reference to the full text of the Amended and Restated By-laws, filed as Exhibit 3.1 to this report and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description

3.1	Amended and Restated By-laws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Marliss D. Johnson
Marliss D. Johnson
Chief Financial Officer and Treasurer

Dated: December 23, 2015